Contact:
M. Todd Holt
President
Knology, Inc.
706-645-8752
todd.holt@knology.com

KNOLOGY APPOINTS ROBERT K. MILLS CHIEF FINANCIAL OFFICER

WEST POINT, Ga. — (February 1, 2011) — Knology, Inc. (Nasdaq: KNOL) today announced that it has appointed Robert K. Mills to serve as its Chief Financial Officer. Mr. Mills previously served as Knology’s Chief Financial Officer from 1999 to 2005 and has held executive level positions with companies in the broadband and cable industries prior to rejoining Knology. M. Todd Holt, who has been serving as Knolgy’s Chief Financial Officer continues to serve as Knology’s President.

M. Todd Holt, Knology’s President, said, “We are extremely excited to have Rob rejoin the Knology team. His industry knowledge, financial expertise and familiarity with our Company will be valuable assets to the organization as we continue to operate the business in this challenging environment, and as we continue our focus on creating incremental shareholder value through disciplined growth initiatives.”

About Knology
Knology Inc., headquartered in West Point, Georgia, is a leading provider of interactive communications and entertainment services in the Southeast, upper Midwest and Kansas regions. Knology serves both residential and business customers with one of the most technologically advanced broadband networks in the country. Innovative offerings include over 200 channels of digital cable TV, local and long distance digital telephone service with the latest enhanced voice messaging features, and high-speed Internet access, which enables consumers to quickly download video, audio and graphic files using a cable modem. Knology’s fiber-based business products include iPlex, which delivers Ethernet connections to an IP-PBX using Session Initiated Protocol (SIP) technology, Passive Optical Network (PON), which supplies IP architecture with segmented voice and data bandwidth, and Managed Integrated Network Solutions (MATRIX), an integrated IP-based technology which converges data and voice. For more information, please visit www.knology.com.

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